Troutman Pepper Locke LLP Bank of America Plaza, 600 Peachtree Street NE, Suite 3000 Atlanta, GA 30308 troutman.com

March 31, 2026

Torrid Holdings Inc.
18501 East San Jose Avenue
City of Industry, California 91748

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Torrid Holdings Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-8 (the “Registration Statement”) that is being filed on the date hereof with the Securities and Exchange Commission (the “Commission”) by the Company pursuant to the provisions of the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of an additional 8,276,081 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), available for future issuance pursuant to Torrid Holdings Inc. 2021 Long-Term Incentive Plan (the “Plan”), pursuant to provisions of the Plan providing for an automatic increase on January 1 of each year in the number of shares of Common Stock reserved and available for issuance under the Plan.

In connection with this opinion letter, we have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

For all purposes of the opinion expressed herein, we have assumed, without independent investigation, the following: (a) to the extent that we have reviewed and relied upon certificates of the Company or authorized representatives thereof and certificates and assurances from public officials, all of such certificates, representations and assurances are accurate with regard to factual matters; (b) all documents submitted to us as originals are authentic, complete and accurate, and all documents submitted to us as copies conform to authentic original documents; (c) the genuineness of all signatures; and (d) the Registration Statement will be filed by the Company with the Commission under the Securities Act.

Based on and subject to the foregoing and the exclusions, qualifications, limitations and other assumptions set forth in this opinion letter, we are of the opinion that the Shares have been validly authorized and, when issued and paid for in accordance with and upon the terms and conditions of the Plan, will be validly issued, fully paid and nonassessable.

March 31, 2026 Page 2

The foregoing opinion is limited to the General Corporation Law of the State of Delaware (including statutory provisions and reported judicial decisions interpreting the foregoing), as in effect on the date hereof, and we do not express any opinion concerning any other law.

The foregoing opinion is being furnished only for the purpose referred to in the first paragraph of this opinion letter. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,
/s/ Troutman Pepper Locke LLP
TROUTMAN PEPPER LOCKE LLP